Exhibit 4.1

AMENDMENT NO. 1 TO

AMENDED AND RESTATED RIGHTS AGREEMENT

This Amendment No. 1 to the Amended and Restated Rights Agreement (this “Amendment”), dated as of February 10, 2017, is made by and between GigPeak, Inc., a Delaware corporation formerly known as GigOptix, Inc. (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability company, as rights agent (the “Rights Agent”), and amends the Amended and Restated Rights Agreement, dated as of December 16, 2014, by and between the Company and the Rights Agent (the “Rights Agreement”).  Capitalized terms used in this Amendment and not otherwise defined below shall have the meanings given them in the Rights Agreement.

WHEREAS, the Company intends to enter into an Agreement and Plan of Merger (the “Merger Agreement”), among the Company, Integrated Device Technology, Inc., a Delaware corporation (“Parent”) and Glider Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Purchaser”), pursuant to which Parent intends to acquire all of the outstanding capital stock of the Company pursuant to the consummation by Purchaser of a tender offer for all of the issued and outstanding capital stock of the Company (the “Offer”), followed by a second-step merger of Purchaser with and into the Company, by which the Company will become a wholly-owned subsidiary of Parent (the “Merger”), the Board of Directors of the Company having approved the Merger Agreement, the Merger and the transactions contemplated thereby;

WHEREAS, in connection with the Merger Agreement and the transactions contemplated thereby, the Company desires to amend the Rights Agreement in certain respects as set forth herein, including to except from the operation of the Rights Agreement the Merger Agreement, the Offer, the Merger and any and all other transactions contemplated by the Merger Agreement and to provide that the Rights Agreement shall expire immediately prior to the Acceptance Time (as defined in the Merger Agreement); and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is desirable and does not materially adversely affect the interest of the holders of Rights Certificates, and the Company and the Rights Agent now desire to evidence such amendment in writing.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Rights Agreement and herein, the parties hereto agree as follows:

1.    Amendment of Section 1.  Section 1 of the Rights Agreement is hereby supplemented and amended to add the following definitions in the appropriate alphabetical locations.

“Acceptance Time” shall have the meaning ascribed to such term in the Merger Agreement.

“Merger” shall have the term ascribed to such term in the Merger Agreement.

“Merger Agreement” shall mean the Agreement and Plan of Merger, to be entered into on or about February 11, 2017, by and among the Company, Parent and Purchaser (as the same may be amended from time to time).

“Parent” shall mean Integrated Device Technology, Inc., a Delaware corporation.

“Purchaser” shall mean Glider Merger Sub, Inc., a Delaware corporation.

2.    Amendment of Definition of “Acquiring Person”.  The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby supplemented and amended by inserting the following sentence after the last sentence thereof:

“Notwithstanding anything in this Agreement to the contrary, neither Parent, Purchaser, nor any of their respective Affiliates or Associates shall be deemed, individually or collectively, to be an Acquiring Person as a result of the public announcement, approval, execution, delivery or performance of (i) the Merger Agreement, (ii) the consummation of the Offer (iii) the consummation of the Merger or (iv) any of the other transactions contemplated by the Merger Agreement (including, without limitation, execution and delivery of the Tender Agreement (as defined in the Merger Agreement)).”

3.    Amendment of Definition of “Stock Acquisition Date”.  The definition of “Stock Acquisition Date” in Section 1(hh) of the Rights Agreement is supplemented and amended by inserting the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred as a result of the public announcement, approval, execution, delivery or performance of (i) the Merger Agreement, (ii) the consummation of the Offer, (iii) the consummation of the Merger or (iv) any of the other transactions contemplated by the Merger Agreement (including, without limitation, execution and delivery of the Tender Agreement).”

4.    Amendment to Section 3(a).  Section 3(a) of the Rights Agreement is supplemented and amended by inserting the following sentence after the first sentence thereof:

“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as a result of the public announcement, approval, execution, delivery or performance of (i) the Merger Agreement, (ii) the consummation of the Offer, (iii) the consummation of the Merger or (iv) any of the other transactions contemplated by the Merger Agreement (including, without limitation, execution and delivery of the Tender Agreement).”

6.    Amendment to Section 7(a).  Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“(a)       The Rights shall not be exercisable until, and shall become exercisable on, the Distribution Date (unless otherwise provided herein, including, without limitation, the restrictions on exercisability set forth in Sections 7(e) and 23(a) hereof). Except as otherwise provided herein, the Rights may be exercised, in whole or in part, at any time commencing with the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase on the reverse side thereof duly executed (with signatures duly guaranteed), to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price for each Right exercised, subject to adjustment as hereinafter provided, at or prior to the Close of Business on the earlier of (i) the earlier of December 16, 2017 or immediately prior to the Acceptance Time (the “Final Expiration Date”), (ii) the date on which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof (such earlier date being herein referred to as the “Expiration Date”).”

7.    New Section 35.  A new Section 35 is hereby added to the Rights Agreement immediately following Section 34 of the Rights Agreement, and such new Section 35 shall read as follows:

“Effect of Merger.  For the avoidance of doubt, and in addition to the other provisions in this Agreement to such effect, the public announcement, approval, execution, delivery and performance of the Merger Agreement, and the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement (including, without limitation, execution and delivery of the Tender Agreement), shall not have any effect on the rights of any Person under this Agreement (except as set forth in Section 7(a) hereof) and this Agreement shall otherwise be inapplicable to the Merger Agreement, the Offer, the Merger and any other transactions contemplated by the Merger Agreement (including, without limitation, the execution and delivery of the Tender Agreement).  Immediately prior to the Acceptance Time (and contingent upon the occurrence of the Acceptance Time), this Agreement shall terminate and shall be of no further force or effect, and the rights shall be cancelled and shall no longer be outstanding without compensation therefor and without further action by the Company or any holder of Rights.  From and after the Acceptance Time, neither the Company, Parent, Purchaser, the Surviving Corporation (as such term defined in the Merger Agreement), nor any of their respective Affiliates shall have any obligations to any holder or former holder of Rights.”

8.    Miscellaneous

(a)           This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

(b)           Except as specifically modified herein, the Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect.  The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, constitute a waiver or amendment of any provision of the Rights Agreement.  Upon and after the effectiveness of this Amendment, each reference in the Rights Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Rights Agreement, and each reference in any other document to “the Rights Agreement”, “thereunder”, “thereof” or words of like import referring to the Rights Agreement, shall mean and be a reference to the Rights Agreement as modified hereby.

(c)            This Amendment shall be deemed effective as of the date first written above, as if executed on such date.

(d)           This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed, all as of the day and year first above written.

Attest:		GIGPEAK, INC.

By	/s Darren Ma	By	s/ Dr. Avi Katz
	Name: Darren Ma		Name: Dr. Avi Katz
Title: President and Chief Executive Officer

Attest:		AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By	/s Stanley Siekierski	By	/s Jennifer Donovan
	Name: Stanley Siekierski		Name: Jennifer Donovan
Title: SVP

Signature Page to Amendment No. 1 to the Amended and Restated Rights Agreement